Exhibit 99.30



             Avocent Appoints Stephen M. Daly as General
                 Manager of LANDesk Software Division


    HUNTSVILLE, Ala. & SALT LAKE CITY--(BUSINESS WIRE)--Nov. 16, 2006--Avocent Corporation (NASDAQ: AVCT) today announced that Stephen
M. Daly, Avocent's senior vice president of corporate strategy, was appointed general manager of the LANDesk Software Division, effective January 1, 2007.

    "Steve Daly's appointment as general manager of LANDesk will leverage his experience as a member of Avocent's executive team and his past experience at LANDesk, while it was part of Intel Corporation," said John Cooper, chairman and chief executive officer of Avocent. "Steve has been instrumental in developing our strategy for enhancing our long-term growth prospects, including the recent acquisition of LANDesk. We expect him to be an important catalyst in integrating LANDesk with Avocent and expanding our presence into new markets such as service management."

    Since 2003, Mr. Daly has been a member of the Avocent executive team, serving as vice president of embedded solutions and most recently as senior vice president of corporate strategy. Previously, Mr. Daly was the chief executive officer of Soronti, Inc., a Draper, Utah firm focused on the KVM switch marketplace, until it was purchased by Avocent in 2003. Prior to joining Soronti, Mr. Daly was employed by Intel working in its systems management business, which subsequently became LANDesk Software.

    "This is an exciting time to be at LANDesk," said Mr. Daly. "We expect to leverage Avocent's resources to develop new systems and security management solutions for LANDesk and expand its presence into IT service management. At the same time, LANDesk will collaborate across Avocent to integrate our complimentary hardware and software technologies to create new solutions that enable customers to manage IT resources in ways not possible today."

    About LANDesk Software

    LANDesk, an Avocent company, is a leading provider of systems, security, and process management solutions for desktops, servers and mobile devices across the enterprise. LANDesk enables thousands of organizations to easily deploy and use end-to-end management solutions. LANDesk is headquartered in Salt Lake City, Utah, with offices located in the Americas, Europe and Asia. Additional information is available at www.landesk.com.

    About Avocent Corporation

    Avocent delivers IT operations and infrastructure management solutions for enterprises worldwide, helping customers reduce the cost and simplify the management of complex IT environments via integrated, centralized in-band and out-of-band hardware and software. Additional information is available at: www.avocent.com.

    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the U.S. Private Securities Litigation Reform Act of 1995. These include statements regarding the development of new systems and management solutions and Avocent's growth and expansion into these and other new markets. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with the integration of the LANDesk businesses and technologies, risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with product design efforts and the introduction of new products and technologies, and risk associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's reports on Form 10-K and Form 10-Q filed with the U.S. Securities and Exchange Commission.



    CONTACT: Avocent Corporation
             Edward H. Blankenship, 256-217-1301
             Senior Vice President of Finance
             and Chief Financial Officer